Exhibit 10.6
TRIDENT RESOURCES CORP.
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TRIDENT EXPLORATION CORP.
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TD CAPITAL MEZZANINE PARTNERS (QLP) L.P.
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THE TORONTO-DOMINION BANK
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BLACKSTONE MEZZANINE PARTNERS L.P.
- and -
BLACKSTONE MEZZANINE HOLDINGS L.P.

WARRANT AGREEMENT

July 8, 2004

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SCHEDULE “A” WARRANT CERTIFICATE
SCHEDULE “B” FORM OF LEGEND FOR CERTIFICATES REPRESENTING TRC COMMON STOCK
SCHEDULE “1” NOTICE OF EXERCISE OF WARRANT FORM

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THIS WARRANT AGREEMENT dated as of July 8, 2004.
AMONG:
TRIDENT RESOURCES CORP., a Delaware corporation;
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TRIDENT EXPLORATION CORP., an unlimited liability
company incorporated under the laws of the Province of Nova Scotia;
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TD CAPITAL MEZZANINE PARTNERS (QLP) L.P., a
limited partnership governed by the laws of Manitoba, by its general partner, TD Capital Mezzanine Partners GP (QLP) Ltd.;
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THE TORONTO-DOMINION BANK, a Canadian
chartered bank;
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BLACKSTONE MEZZANINE PARTNERS L.P., a Delaware
limited partnership, by its general partners, Blackstone Mezzanine
Associates L.P. and Blackstone Mezzanine Management
Associates L.L.C.;
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BLACKSTONE MEZZANINE HOLDINGS L.P., a Delaware
limited partnership, by its general partners, Blackstone Mezzanine
Associates L.P. and Blackstone Mezzanine Management
Associates L.L.C.
RECITALS:
A.	The Holders (as hereinafter defined), TD Capital Mezzanine Partners Management Ltd. and Trident Exploration Corp. have entered into the Loan Agreement (as hereinafter defined).
B.	It is a condition to the obligation of the Holders to make certain loans under the Loan Agreement that Trident Resources Corp. issue Warrants (as hereinafter defined) to the Holders, each such Warrant entitling the holder thereof to purchase one share of TRC Common Stock (as hereinafter defined) (subject to Article 4 hereof) at the price and on the terms and conditions provided herein.

C.	The issuance of the Warrants as provided herein has been duly authorized by Trident Resources Corp.
NOW THEREFORE THIS AGREEMENT WITNESSETH that for good and valuable consideration mutually given and received, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed and declared as follows:

ARTICLE 1
INTERPRETATION
1.1 Definitions
In this Agreement, unless there is something in the subject matter or context inconsistent therewith:
1.1.1 “Affiliate” means any person which, directly or indirectly, Controls, is Controlled by or is under common Control with another person;
1.1.2 “Adjustment Factor” means the number of outstanding TEC Common Shares effectively owned, directly or indirectly, by the Corporation at the time divided by the actual number of TRC Equity Shares then outstanding;
1.1.3 “Agreement” means this warrant agreement, as amended, supplemented or restated from time to time;
1.1.4 “arm’s length” has the meaning attributed thereto in the Income Tax Act (Canada) as in effect at the date hereof;
1.1.5 “Assignee Holder” has the meaning given thereto in Section 7.2;
1.1.6 “Business Day” means a day (other than Saturday or Sunday) on which banks are generally open for business in Calgary, Alberta, Toronto, Ontario and New York, New York;
1.1.7 “Call Exercise Date” has the meaning given thereto in Section 5.1;
1.1.8 “Call Notice” has the meaning given thereto in Section 5.2;
1.1.9 “Call Purchase Price” has the meaning given thereto in Section 5.2;
1.1.10 “Canadian Dollars” means lawful currency of Canada;
1.1.11 “Cash Call Right” has the meaning given thereto in Section 5.1;
1.1.12 “Cash Put Notice” has the meaning given thereto in Section 6.1.1;
1.1.13 “Change of Control” has the meaning given thereto in the Loan Agreement (as in effect at the date hereof);
1.1.14 “Clearance Certificate” has the meaning given thereto in Section 5.3.2(d);
1.1.15 “Confidential Information” means with respect to any Holder, all information (including information in the form not only of written information but also information which may be transmitted orally, visually or by any other means) provided to such Holder, its Subsidiaries or Affiliates by the Corporation or any of its

Subsidiaries (including Trident Exploration) or any of their representatives relating to the Corporation or Trident Exploration, their Subsidiaries and their business, affairs, financial position, assets, operations and activities including, without limitation, all reports, evaluations, notes, analysis, documents, geological, engineering, geophysical and/or land maps or data, trade secrets or other documents or information, together with all analysis, evaluations, compilations, notes, studies or other documents prepared by such Holder, its Subsidiary or Affiliate or their advisors containing or based upon, in whole or in part, such information and includes all information, if any, previously made available to such Holders, their Subsidiary or Affiliate or its advisors;
1.1.16 “Control” means the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of shares or other economic interests, the holding of voting rights or contractual rights or otherwise and “Controlled” has a correlative meaning;
1.1.17 “Corporate Reorganization” has the meaning given thereto in Section 4.5;
1.1.18 “Corporation” means Trident Resources Corp., a corporation incorporated under the laws of the State of Delaware and includes any corporation which shall succeed to or assume the obligations of the Corporation under this Agreement;
1.1.19 “Determination Date” has the meaning given thereto in Section 6.4;
1.1.20 “Dispute” has the meaning given thereto in Section 11.1;
1.1.21 “Drag Along Event” shall mean an event described in Section 5.4 of the Stockholder Agreement, as amended from time to time, provided that any amendments to Section 5.4 of the Stockholder Agreement have been consented to by the Holders, acting reasonably, other than any amendment made to such section, within 90 days of the date hereof, changing the trigger threshold from 85% to 80%;
1.1.22 “Effectively Outstanding Common Equity” means at any time the sum of (i) all of the outstanding TRC Equity Shares, plus (ii) all of the outstanding Third Party TEC Common Shares, plus (iii) the maximum number of TRC Equity Shares and TEC Common Shares to be issued, assuming the conversion of all authorized options (whether issued or unissued), warrants (including the Warrants) and other securities convertible into TRC Equity Shares or TEC Common Shares existing as at the date of this Agreement, and as adjusted from time to time pursuant to Article 4, provided that: if, at any time, the number of outstanding TEC Common Shares effectively owned by the Corporation is greater or less than the number of outstanding TRC Equity Shares (whether as a result of a stock split, consolidation or similar event or any other reason), then for purposes of computing the Effectively Outstanding Common Equity at that time:
(a)	the number of TRC Equity Shares then outstanding shall be deemed to be the number of TRC Equity Shares actually outstanding multiplied by the Adjustment Factor;

(b)	the maximum number of TRC Equity Shares to be issued, assuming the conversion of all authorized options (whether issued or unissued), warrants (including the Warrants) and other securities convertible into TRC Equity Shares shall be deemed to be the maximum number of TRC Equity Shares to be issued, assuming the conversion of all authorized options (whether issued or unissued), warrants (including the Warrants) and other securities convertible into TRC Equity Shares at the time multiplied by the Adjustment Factor; and

(c)	the number of TEC Common Shares effectively owned by the Corporation at any time is the sum of: (i) the number of TEC Common Shares then owned by the Corporation plus, (ii) for each entity that the Corporation Controls, the number of TEC Common Shares then owned by such entity multiplied by the percentage of the common equity of such entity then owned by the Corporation;
1.1.23 “Event Notice” has the meaning given thereto in Section 3.1.2;
1.1.24 “Exchange Rights Agreement” means the exchange rights agreement dated December 4, 2003 among the Corporation, Trident Exploration and the TEC Shareholders that are a party thereto, as amended, supplemented, restated or replaced from time to time;
1.1.25 “Exercise Date” means, with respect to each exercise of Warrants, the date on which the surrender of the Warrants for exercise and the delivery by the Holder to the Corporation of the consideration payable to the Corporation in respect of such exercise have been effected by the Holder in accordance with the provisions of Article 3;
1.1.26 “Exercise Notice” has the meaning given thereto in Section 3.1.1;
1.1.27 “Exercise Price Loan” has the meaning given thereto in Section 5.3.2(b);
1.1.28 “Exercise Price Per Warrant” means, subject to adjustment from time to time as provided in Article 4, (i) $19.00 if the Corporation sells at least $10 million of TRC Common Stock (excluding stock purchased by the Holders) within 90 days of the date hereof at an average price per share of at least $16.00, and (ii) $18.00 in all other cases;
1.1.29 “Exercise Proceeds” means the shares or other securities or property that a Holder has the right to acquire on the exercise of Warrants in accordance with the provisions of Article 3 and as adjusted by Article 4;
1.1.30 “Existing TEC Warrants” means the 25,000 share purchase warrants which are issued as at the date hereof, each warrant being exercisable into one TEC. Common Share;

1.1.31 “Extended Put Closing Date” has the meaning given thereto in Section 6.6.1;
1.1.32 “Extension Certificate” has the meaning given thereto in Section 6.6.1;
1.1.33 “Facility” means the loan facility made available to the Corporation pursuant to the terms of the Loan Agreement and includes Tranche A and Tranche B;
1.1.34 “Fair Market Value Per Share” of any TRC Equity Share at any time means, assuming the conversion of all in the money convertible securities convertible for TRC Equity Shares, the exchange of all in the money exchangeable securities exchangeable for TRC Equity Shares, and the exercise of all in the money options, warrants and other rights to acquire TRC Equity Shares:
(a)	when the TRC Equity Shares are not listed on any National Securities Exchange, the most probable price, as determined in good faith by the board of directors of the Corporation and the Holders, acting reasonably, that would be obtained per TRC Equity Share at such time in an arm’s length sale in an open market, on a going concern basis assuming the purchase of 100% of the outstanding TRC Equity Shares and a willing purchaser and a willing seller, without any discount for a minority interest or a private company or any premium for a special purchaser or control, the buyer and seller each acting prudently, knowledgeably and willingly; and

(b)	when the TRC Equity Shares are listed on any National Securities Exchange, the weighted average price at which the TRC Equity Shares have traded during the 20 consecutive trading days ending on the fifth trading day immediately prior to such date on the principal securities exchange on which the TRC Equity Shares are then traded (the weighted average price per share being determined by dividing the aggregate sale price of all such shares sold on such exchange during such 20 consecutive trading days by the total number of such shares so sold);
1.1.35 “Fair Value” of any Warrants which are the subject of transfer pursuant to the provisions set out in Articles 6 and 9 means:
(a)	the price per share of TRC Common Stock attributed per share to the TRC Common Stock to be acquired in connection with the transfer multiplied by the number of Warrants; less

(b)	an amount equal to the Exercise Price Per Warrant multiplied by the number of such Warrants; plus

(c)	an amount representing the time value of such Warrants determined in accordance with the Black Scholes pricing model or other appropriate pricing model (which shall assume that the Warrants are exercisable at any time) agreed to by the Corporation and the Holders, or selected by the Valuator, acting reasonably, as the case may be;
and the Fair Value of a single Warrant shall be the Fair Value of the Warrants subject to transfer divided by the number of Warrants subject to transfer;
1.1.36 “Holders” means, collectively, TD Capital Mezzanine Partners (QLP) L.P., The Toronto-Dominion Bank, Blackstone Mezzanine Partners L.P. and Blackstone Mezzanine Holdings L.P. and any Person to whom any of them transfers its Warrants, and any Person to whom such Warrants are subsequently transferred, in compliance with the terms of this Agreement and who for the time being are holders of Warrant Certificates and “Holder” means any of them;
1.1.37 “Initial Public Offering” means the initial offering of securities by an entity pursuant to a prospectus whereby such securities are, in connection therewith, listed and posted for trading on a National Securities Exchange;
1.1.38 “Issue Date” has the meaning given thereto in Section 4.7.1;
1.1.39 “Loan Agreement” means the loan agreement dated as of the date hereof between Trident Exploration, as borrower, TD Capital Mezzanine Partners Management Ltd., as agent, and the Holders in the principal amount of US$38 million, as amended, restated or replaced from time to time;
1.1.40 “Lower Cap Premium” means a premium amount equal to $10.00, as adjusted from time to time pursuant to Article 4;
1.1.41 “Lower Capped Shares” has the meaning given thereto in Section 5.1.1;
1.1.42 “Lower Capped Share Price” has the meaning given thereto in Section 5.1.1;
1.1.43 “Lower Capped Warrants” means the lower capped Warrants issued by the Corporation pursuant to Section 2.1, as adjusted from time to time pursuant to Article 4;
1.1.44 “Lower Capped Warrant Price” means the Exercise Price Per Warrant plus the Lower Cap Premium;
1.1.45 “Majority Holders” means the Holders of more than 662/3% of the Warrants at the time of any determination to be made hereunder;
1.1.46 “Maturity Date” has the meaning given thereto in the Loan Agreement (as in effect on the date hereof);
1.1.47 “National Securities Exchange” means any of The Toronto Stock Exchange, the New York Stock Exchange and NASDAQ;

1.1.48 “Option Plan” means the stock option plan established by the board of directors of Trident Exploration which provides for the granting of options to acquire TEC Common Shares to directors, officers, employees and consultants of Trident Exploration, as amended, supplemented, restated or replaced from time to time, and any other plan adopted by the board of directors and shareholders of the Corporation under which options to acquire TRC Equity Shares are hereafter issued to directors, officers, employees and consultants of the Corporation, its subsidiaries or other entities Controlled by the Corporation, as amended, supplemented, restated or replaced from time to time;
1.1.49 “Party” means a party to this Agreement and “Parties” means, collectively, all of the parties;
1.1.50 “Per Share Cost” has the meaning given thereto in Section 4.3;
1.1.51 “Per Share Subscription Price” has the meaning given thereto in Section 4.7.1;
1.1.52 “Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;
1.1.53 “Place of Closing” means the offices of the solicitors for the Corporation or such other place as may be agreed to in writing by the Holder and the Corporation;
1.1.54 “Put Closing Date” has the meaning given thereto in Section 6.5;
1.1.55 “Put Exercise Price Loan” has the meaning given thereto in Section 6.3.1(b)(i);
1.1.56 “Put Lower Capped Shares” has the meaning given thereto in Section 6.1.1;
1.1.57 “Put Purchase Price” has the meaning given thereto in Section 6.1.1;
1.1.58 “Put Upper Capped Shares” has the meaning given thereto in Section 6.1.2;
1.1.59 “Qualified Equity Offering” means any public or private issuance of TRC Equity Shares or TEC Common Shares completed more than 90 days following the date hereof which raises aggregate gross proceeds of greater than $10 million (excluding those proceeds contemplated under Sections 3.1.4, 3.1.5 and 3.1.6);
1.1.60 “Rights Offering” has the meaning given thereto in Section 4.3;
1.1.61 “Share Call Right” has the meaning given thereto in Section 5.1;

1.1.62 “Share Put Notice” has the meaning given thereto in Section 6.1.3;
1.1.63 “Share Reorganization” has the meaning given thereto in Section 4.2.3;
1.1.64 “Shareholder” means any holder of TRC Equity Shares and “Shareholders” means, collectively, all of the holders of TRC Equity Shares;
1.1.65 “Special Distribution” has the meaning given thereto in Section 4.4.1;
1.1.66 “Stockholder Agreement” means the stockholder agreement dated December 4, 2003 among the Corporation, the stockholders of the Corporation, Trident Exploration and the shareholders of Trident Exploration, as amended, supplemented, restated or replaced from time to time;
1.1.67 “Stockholder Undertaking” has the meaning given thereto in Section 3.3.1;
1.1.68 “Subsidiary” means with respect to any Person, any other Person directly or indirectly Controlled by such Person;
1.1.69 “Tag Event” shall mean an event described in Section 5.1 of the Stockholder Agreement, as amended from time to time, provided that any amendments to Section 5.1 of the Stockholder Agreement have been consented to by the Holders, acting reasonably;
1.1.70 “Tax Act” has the meaning given thereto in Section 5.3.2(d);
1.1.71 “TEC Common Shares” means the Class A common shares in the capital of Trident Exploration (or securities directly or indirectly convertible into, or exchangeable or exercisable for Class A common shares) whether owned on the date hereof or created, issued or acquired hereafter;
1.1.72 “TEC Shareholders” means the holders of TEC Common Shares, any purchaser of TEC Common Shares who executes a counterpart to the Stockholder Agreement, or their permitted assigns, while they own TEC Common Shares and “TEC Shareholder” means any one of them.
1.1.73 “Term” means the period of time commencing on the date hereof and expiring at the Time of Expiry; provided that if a Holder delivers an Exercise Notice to the Corporation prior to the Time of Expiry (together with payment, when required by the terms hereof, of the Exercise Price Per Warrant and the execution and delivery of the undertaking set out in Schedule “A” of the Stockholder Agreement), but the acquisition by such Holder of, and the issuance by the Corporation to such Holder of, shares of TRC Common Stock pursuant to such exercise of the Warrants has not been completed by such time, the Term and the Time of Expiry shall be extended to such date as is necessary to permit such issuance and acquisition to be completed;
1.1.74 “Third Party Offer” has the meaning attributed such term in Section 1.5(a) of the Stockholder Agreement, as amended from time to time, provided that any amendments to Section 1.5(a) of the Stockholder Agreement have been consented to by the Holders, acting reasonably;
1.1.75 “Third Party TEC Common Shares” means the TEC Common Shares which are not owned by the Corporation or an entity Controlled by the Corporation;
1.1.76 “Time of Closing” means 11:00 a.m. Calgary time, or such other time on the relevant closing date as may be agreed to in writing by the Holders and the Corporation;
1.1.77 “Time of Expiry” means 5:00 o’clock p.m. (Calgary time) on July 8, 2014 or such later date to which the Term may be extended as contemplated in the definition thereof or such earlier date as contemplated in Article 3;
1.1.78 “Tranche A” has the meaning given thereto in the Loan Agreement;
1.1.79 “Tranche B” has the meaning given thereto in the Loan Agreement;
1.1.80 “Transfer” includes any sale, exchange, assignment, gift, bequest, disposition, mortgage, charge, hypothecate, pledge, encumbrance, grant of security interest or other arrangement by which possession, legal title or beneficial ownership passes from one Person to another or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing;
1.1.81 “TRC Common Stock” means the common stock of the Corporation as such stock exists at the close of business on the date of this Agreement, and if there shall occur a change in respect of or affecting the TRC Common Stock referred to in Article 4, the term “TRC Common Stock” shall mean, where applicable, the other Exercise Proceeds which a Holder is entitled to acquire on the exercise of the Warrants;
1.1.82 “TRC Common Stock Certificate(s)” means the certificate(s) evidencing the TRC Common Stock issued pursuant to a Holder exercising the right to purchase TRC Common Stock hereunder;
1.1.83 “TRC Equity Shares” means the TRC Common Stock and any other securities which fully participate in the earnings of the Corporation and upon the liquidation or winding-up of or other similar distribution of assets by the Corporation, other than shares having preference upon any liquidation or winding up of or other similar distribution of assets by the Corporation and which are not convertible or exchangeable into TRC Common Stock or other shares that fully participate in the residual earnings of the Corporation;
1.1.84 “TRC Stockholders” means the holders of TRC Equity Shares and any purchaser of TRC Equity Shares who executes a counterpart of the Stockholder Agreement, or their permitted assigns, while they own TRC Equity Shares and “TRC Stockholder” means any one of them;

1.1.85 “Trident Exploration” means Trident Exploration Corp., an unlimited liability company organized under the laws of the Province of Nova Scotia;
1.1.86 “Upper Cap Premium” means a premium amount equal to $20.00, as adjusted from time to time pursuant to Article 4;
1.1.87 “Upper Capped Shares” has the meaning given thereto in Section 5.1.1;
1.1.88 “Upper Capped Share Price” has the meaning given thereto in Section 5.1.1;
1.1.89 “Upper Capped Warrants” means all Warrants, other than the Lower Capped Warrants, issued by the Corporation pursuant to Section 2.1, as adjusted from time to time pursuant to Article 4;
1.1.90 “Upper Capped Warrant Price” means the Exercise Price Per Warrant plus the Upper Cap Premium;
1.1.91 “Valuator” means a qualified independent business valuator (excluding The Toronto-Dominion Bank or any of its Affiliates) as mutually agreed upon by the board of directors of the Corporation (excluding directors who are nominees of Holders) and the Majority Holders and if the board of directors of the Corporation and the Majority Holders cannot agree upon a valuator, then any Party may apply to a justice of the Court of Queen’s Bench of Alberta sitting in Calgary to have a qualified, independent business valuator appointed and such appointment shall be binding on all Parties;
1.1.92 “Vesting Date” means the date of this Agreement;
1.1.93 “Warrant Certificate(s)” means the certificate(s) evidencing the Warrants issued or to be issued hereunder and outstanding;
1.1.94 “Warrants” means the Lower Capped Warrants and the Upper Capped Warrants issued pursuant to Section 2.1 hereof;
1.1.95 “Warrant Shares” has the meaning given thereto in Section 5.2;
and unless elsewhere herein otherwise expressly provided or unless the context otherwise requires, words importing the singular include the plural and vice versa.
1.2 Interpretation Not Affected by Headings, etc.
The division of this Agreement into Articles, Sections, Subsections and Schedules and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any Warrant Certificate.

1.3 Day not a Business Day
In the event that any day on or before which any action is required to be taken hereunder is not a Business Day then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day.
1.4 Applicable Law
This Agreement and the Warrant Certificate shall be governed by and construed in accordance with the laws of the Province of Alberta, Canada and the federal laws of Canada applicable therein. The parties hereto irrevocably and unconditionally submit to the non-exclusive jurisdiction of any court of the Province of Alberta, Canada sitting in Calgary over any suit, action or proceeding arising out of or relating to this Agreement or the Warrants. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the parties hereto, and may be enforced in any other courts to whose jurisdiction the parties hereto are or may be subject, by suit upon such judgment.
1.5 Severability
If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
1.6 Currency
All references to dollar amounts herein shall be deemed to be references to Canadian Dollars unless otherwise specified.
ARTICLE 2
ISSUE OF WARRANTS
2.1 Issue and Term of Warrants
2.1.1 An aggregate of 735,124 Warrants, consisting of 367,562 Lower Capped Warrants and 367,562 Upper Capped Warrants and representing in aggregate 2.7% of the Effectively Outstanding Common Equity at the date of this Agreement, are hereby issued by the Corporation to the Holders on a pro rata basis based on the amount of Tranche A funded by each Holder (or any Affiliate of such Holder if such amount is not funded by such Holder).
2.1.2 An additional 81,680 Warrants, consisting of 40,840 Lower Capped Warrants and 40,840 Upper Capped Warrants and representing in aggregate 0.3% of the Effectively Outstanding Common Equity at the date of this Agreement, will be issued to the Holders, and the Holders agree to subscribe for and receive such Warrants, on each subsequent draw by the Corporation of US$3.8 million from

Tranche B on a pro rata basis based on the amount of each drawdown of Tranche B funded by each Holder (or any Affiliate of such Holder if such amount is not funded by such Holder), so that when Tranche B is fully drawn, the Corporation will have issued to the Holders in aggregate (pursuant to Tranche A and Tranche B) 1,225,204 Warrants representing in aggregate 4.5% of the Effectively Outstanding Common Equity at the date of this Agreement. All number references in this Section 2.1.2 are subject to adjustment pursuant to Section 4.8.
2.1.3 Notwithstanding Sections 2.1.1 and 2.1.2, if, at any time from the date hereof until the earlier of the date that is 24 months from the date hereof or the date on which any securities of the Corporation are listed on a National Securities Exchange, the Corporation issues additional options to acquire TRC Equity Shares or Trident Exploration issues additional options to acquire TEC Common Shares and:
(a)	if the full exercise of all cumulative options issued pursuant to the Option Plan (including such options) would result in the cumulative number of TRC Equity Shares and TEC Common Shares being issued upon exercise of all cumulative options exceeding an aggregate of 1,925,000 TRC Equity Shares and TEC Common Shares; and

(b)	if such options are issued with an exercise price per share that is (i) lower than the Exercise Price Per Warrant, in the case of options issued by the Corporation; or (ii) lower than the Exercise Price Per Warrant divided by the Adjustment Factor, in the case of options issued by Trident Exploration; or (iii) below the Fair Market Value Per Share of the TRC Equity Shares or TEC Common Shares (as applicable), the Corporation shall recalculate the number of Warrants issuable pursuant to Sections 2.1.1 and 2.1.2. The calculation of the revised Effectively Outstanding Common Equity for the purposes of this Section 2.1.3 shall not include the number of TRC Equity Shares or TEC Common Shares (as applicable) issuable upon the exercise of options which (i) are authorized for issuance by the Corporation or Trident Exploration (as applicable) after the date hereof and (ii) do not meet any of the criteria set out in Section 2.1.3(b) above. Based on the revised Effectively Outstanding Common Equity, the Corporation shall then notify the Holders in writing of such adjustment and shall issue such number of additional Warrants as equals the difference between the Warrants calculated to be issuable and the number of Warrants previously issued pursuant to Sections 2.1.1. and 2.1.2, such issuance being effective upon the date the options described above were approved by the board of directors of the Corporation or Trident Exploration, as the case may be. The number of any Warrants issuable to any Holder pursuant to this Section 2.1.3 shall be determined on a pro rata basis based on the number of Warrants held by such Holder on the date that the Corporation or Trident Exploration issues additional options as referred to above in this Section 2.1.3.

2.1.4 Each whole Warrant issued and outstanding hereunder shall entitle the Holder to purchase one share of TRC Common Stock at a price per share of TRC Common Stock equal to the Exercise Price Per Warrant (all subject to adjustments as provided in Article 4 hereof). The issued Warrants are separable from the Facility.
2.1.5 The Corporation represents and warrants to the Holders, as at the date of this Agreement, there is no agreement, option, warrant, right of conversion or other right pursuant to which the Corporation is or may become obligated to issue any TRC Equity Shares, other than as contemplated by this Agreement, the Stockholder Agreement and the Exchange Rights Agreement.
2.1.6 Trident Exploration represents and warrants to the Holders, as at the date of this Agreement, there is no agreement, option, warrant, right of conversion or other right pursuant to which Trident Exploration may become obligated to issue any TEC Common Shares, other than those contemplated by this Agreement, the Existing TEC Warrants, the 1,925,000 options authorized pursuant to the Option Plan and the Stockholder Agreement.
2.2 Form of Warrant Certificate
Warrant Certificates in definitive form evidencing the Warrants issued pursuant to Sections 2.1.1, 2.1.2, 2.1.3 or Article 4 shall be provided to the Holders at the addresses set forth in Article 12 as soon as commercially practical following: the date hereof (in the case of Warrants issued pursuant to Section 2.1.1); the date of the draws by Trident Exploration from Tranche B (in the case of Warrants issued pursuant to Section 2.1.2); or the effective date of required adjustments (in the case of Warrants issued pursuant to Section 2.1.3 or Article 4). Warrant Certificates shall be in the form annexed hereto as Schedule “A” and shall be signed as indicated on Schedule “A”.
2.3 Issue and Substitution for Lost Warrant Certificates
In case any of the Warrant Certificates shall be mutilated or be lost, destroyed or stolen, the Corporation shall issue a new Warrant Certificate of like tenor as the one mutilated, lost, destroyed or stolen in exchange for and in place of and upon cancellation of the mutilated Warrant Certificate, or in lieu of and in substitution for such lost, destroyed or stolen Warrant Certificate. In any such case, the applicant for a new Warrant Certificate shall furnish to the Corporation evidence of ownership and of the loss, destruction or theft of the Warrant Certificate reasonably acceptable to the Corporation and the applicant may also be required to furnish an indemnity, bond or security in amount and form reasonably satisfactory to the Corporation.
2.4 Exchange of Warrant Certificates
2.4.1 Warrant Certificates may be exchanged for another Warrant Certificate or Warrant Certificates entitling the Holder thereof to purchase in the aggregate the same number of shares of TRC Common Stock as are purchasable under the Warrant Certificate or Warrant Certificates so exchanged.

2.4.2 In the case of any adjustment in the number of Warrants issued and outstanding hereunder, the Corporation shall issue one or more new Warrant Certificates to reflect such adjustment. Where the number of Warrants issued and outstanding hereunder is reduced, each Holder shall, upon request of the Corporation, promptly return outstanding Warrant Certificates to the Corporation as necessary so that (after issuance by the Corporation of new Warrant Certificates) each Holder shall thereafter hold Warrant Certificates correctly reflecting the number of Warrants owned by such Holder hereunder.
ARTICLE 3
EXERCISE OF WARRANTS
3.1 Method of Exercise of Warrants
3.1.1 A Holder of Warrants may elect to exercise one or more Warrants by surrendering, to the Corporation at the address for notice to the Corporation set out in Section 12.1.1 hereof, or at any other address which from time to time is the principal place of business of the Corporation, the Warrant Certificate and a duly completed exercise notice in substantially the form set out as part of the Warrant Certificate (the “Exercise Notice”) provided that:
(a)	such Holder exercises such Warrants in connection with a Qualified Equity Offering in accordance with Sections 3.1.2 to 3.1.7;

(b)	a Tag Event has occurred, in which case such :Holder shall have the right to exercise up to a maximum number of Warrants equal to the number of shares of TRC Common Stock that a proposed buyer would be required to purchase from such Holder pursuant to the Third Party Offer that constitutes a Tag Event, such calculation assuming (i) full exercise of the Warrants, and (ii) that such Holder was a party to the Stockholder Agreement;

(c)	such Holder has received a Call Notice from the Corporation in which such Holder has the right pursuant to and in accordance with Article 5 to exercise up to a maximum number of Warrants equal to the number of Warrants that the Corporation specified in its Call Notice it was redeeming; or

(d)	such Holder has sent to the Corporation a Cash or Share Put Notice in which case such Holder has the right pursuant to and in accordance with Article 6 to exercise up to a maximum number of Warrants equal to the number of Warrants that such Holder has required the Corporation to redeem in its Cash or Share Put Notice.
3.1.2 The Corporation shall provide written notice (the “Event Notice”) of any Qualified Equity Offering or Tag Event, not less than 30 days (or, if such period is not practicable, as soon as is practicable) before the Qualified Equity Offering or Tag

Event, to the Holders as of such notice date of the outstanding ‘Warrants at the respective address(es) then appearing on the records of the Corporation. Each Event Notice shall be sent in accordance with the notice provisions set out in Section 12.1 and shall specify: (i) the closing date for the Qualified Equity Offering or Tag Event (as applicable); and (ii) the place for payment and for delivering the necessary instruments to be executed by the Holder in order for the Holders to receive the shares of TRC Common Stock. Within 15 days of receipt of the Event Notice, each Holder shall provide to the Corporation notification that it has elected to exercise its Warrants and a signed Exercise Notice. If a Holder does not provide notice and its Exercise Notice to the Corporation within 15 days of receipt of the Event Notice, such Holder shall be deemed to have elected not to exercise its Warrants. No Holder shall be entitled to receive the Exercise Proceeds until such Holder causes to be delivered to the Corporation the Warrant Certificate representing the Warrants to be exercised and a signed Exercise Notice.
3.1.3 Each Exercise Notice shall be signed by the applicable Holder, and shall specify the number of Warrants such Holder has elected to exercise, the aggregate purchase price for the shares of TRC Common Stock (or Exercise Proceeds., as the case may be) to be purchased upon such exercise and the name in which the shares of TRC Common Stock issuable upon such exercise are to be registered. Upon surrender of any Warrant Certificate evidencing Warrants to be exercised and Warrants not being exercised, a Holder shall be entitled to receive a new Warrant Certificate evidencing the Warrants held by such Holder not being exercised.
3.1.4 Subject to Sections 3.1.5 and 3.1.6, on the later of (i) 15 days after delivery of the Exercise Notice and (ii) the closing of a Qualified Equity Offering or a Tag Event pursuant to which a Holder exercises Warrants, such Holder shall pay to the Corporation an amount equal to the Exercise Price Per Warrant multiplied by the number of Warrants being exercised, by delivering to the Corporation cash or a certified cheque, bank draft or money order in Canadian Dollars in such amount.
3.1.5 If a Holder exercises its Warrants pursuant to a Qualified Equity Offering and the price at which the shares of TRC Common Stock are issued pursuant to the Qualified Equity Offering exceeds the Lower Capped Warrant Price, such Holder shall, in addition to the Exercise Price Per Warrant, pay to the Corporation an amount equal to the number of Lower Capped Warrants that are exercised multiplied by the difference between the price at which the shares of TRC Common Stock are issued and the Lower Capped Warrant Price. This amount will be paid in the same manner and at the same time as any amount paid pursuant to Section 3.1.4.
3.1.6 If a Holder exercises its Warrants pursuant to a Qualified Equity Offering and the price at which the shares of TRC Common Stock are issued pursuant to the Qualified Equity Offering exceeds the Upper Capped Warrant Price, such Holder shall, in addition to the Exercise Price Per Warrant, pay to the Corporation an amount equal to the number of Upper Capped Warrants that are exercised multiplied by the difference between the price at which the shares of TRC Common Stock are issued and the Upper Capped Warrant Price. This amount will be paid in the same manner and at the same time as any amount paid pursuant to Section 3.1.4.
3.1.7 If a Holder elects to exercise its Warrants in the circumstances set out in Section 3.1.1 and the Qualified Equity Offering or the Third Party Offer, as the case may be, does not close, such Holder’s election to exercise Warrants is deemed to be rescinded and the Corporation shall forthwith return any amounts paid by such Holder to the Corporation to exercise the Warrants.
3.2 Effect of Exercise of Warrants
Upon compliance by a Holder of any Warrant Certificate with the provisions of Section 3.1, the number of shares of TRC Common Stock (or Exercise Proceeds, as the case may be) subscribed for shall be deemed to have been issued and the person to whom such shares of TRC Common Stock are to be issued shall be deemed to have become the holder of record of such shares of TRC Common Stock on the Exercise Date. Within five Business Days of the Exercise Date, the Corporation shall deliver to the applicable Holder TRC Common Stock Certificates (or, in the case of other Exercise Proceeds, other evidences of entitlement) for the appropriate number of shares of TRC Common Stock to which such Holder is entitled. Each Holder understands and agrees that the TRC Common Stock will have a legend substantially in the form of the legend set out in the attached Schedule “B”, as may be amended to reflect changes to the legending requirements of Multilateral Instrument 45-102.
3.3 Novation to Stockholder Agreement
3.3.1 Subject to Section 3.3.2, each Holder understands that effective on the Exercise Date it shall become a party to the Stockholder Agreement and each Holder agrees to, concurrently with the exercise of the Warrants and the acquisition of shares of TRC Common Stock, execute and deliver to the Corporation a written agreement in the form attached to the Stockholder Agreement as Schedule “A” (the “Stockholder Undertaking”) by which it will become a party to the Stockholder Agreement and to perform its obligations thereunder, and the provisions of the Stockholder Agreement shall apply to the Holder effective upon the date the Warrants were exercised.
3.3.2 In the event that a Holder exercises its Warrants pursuant to Section 5.3.2 or 6.3.1, such Holder shall not become a party to the Stockholder Agreement and shall have no obligations under the Stockholder Agreement as the shares of TRC Common Stock acquired by such Holder upon exercise under these provisions shall be deemed to have immediately transferred from the Holder to Trident Exploration.
3.4 Subscription for Less than Entitlement
A Holder of any Warrant Certificate may subscribe for and purchase a number of shares of TRC Common Stock (or Exercise Proceeds, as the case may be) less than the number or amount which such Holder is entitled to purchase pursuant to the surrendered Warrant Certificate. In the event of any purchase of a number of shares of TRC Common Stock less than the number or amount which a Holder is entitled to purchase, such Holder of the

Warrant Certificate upon the exercise thereof shall, in addition, be entitled to receive, without charge therefor, a new Warrant Certificate in respect of the balance of the shares of TRC Common Stock which such Holder was entitled to purchase pursuant to the surrendered Warrant Certificate and which were not then purchased.
3.5 Payment of Taxes and Duties
The Corporation shall pay all expenses in connection with, and all taxes including all applicable stamp, registration, bank transaction and Other Taxes (as hereinafter defined) (other than income tax and capital gains tax exigible on the income of a Holder) and other governmental charges that may be imposed in respect of, the issue or delivery of TRC Common Stock issuable upon the exercise of a Warrant. For the purposes hereof, “Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies.
3.6 Fractional Shares
The Corporation will not be obligated to issue any fraction of a share on the exercise of Warrants. If a Holder would, on the exercise of Warrants, otherwise have acquired a total number of shares that includes a fraction of a share, the Corporation will pay to such Holder, by cheque, in lieu of and in satisfaction for any right to such fractional share, an amount equal to the equivalent fraction of such price as is the equivalent of the Fair Market Value Per Share.
ARTICLE 4
ADJUSTMENTS OF SUBSCRIPTION RIGHTS
4.1 Adjustment of Exercise Proceeds
The Exercise Price Per Warrant, the number of Lower Capped Warrants and Upper Capped Warrants issued to the Holders, and the Upper Cap Premium and Lower Cap Premium, are subject to adjustment from time to time upon the occurrence of the events and in the manner provided for in this Article 4. For greater certainty, the adjustments provided for in this Article 4 are intended to provide a Holder with economic entitlement equal to the entitlement such Holder would have had as if such Holder, immediately prior to the event causing the adjustment, had the right to purchase and had exercised Warrants in accordance with this Agreement.
4.2 Share Reorganization
Whenever the Corporation:
4.2.1 issues TRC Equity Shares or securities exchangeable for or convertible into TRC Equity Shares to holders of all or substantially all of a class of TRC Equity Shares by way of a stock dividend or other distribution to stockholders (other than a Rights Offering, Special Distribution or an issuance contemplated by Section 2.1.3 or 4.7);

4.2.2 subdivides the outstanding TRC Equity Shares into a greater number of shares; or
4.2.3 combines or consolidates the outstanding TRC Equity Shares into a lesser number of shares,
(each of such events being herein called a “Share Reorganization”), then the Exercise Price Per Warrant will be adjusted effective immediately after the record date for such dividend or other distribution or, in the case of a subdivision, combination or consolidation, effective immediately after the record date or the effective date thereof if no record date is fixed, as the case may be, by multiplying the Exercise Price Per Warrant in effect immediately before the record date or effective date by a fraction of which:
4.2.4 the numerator is the number of TRC Equity Shares outstanding on that record date or effective date before giving effect to the Share Reorganization; and
4.2.5 the denominator is the number of TRC Equity Shares that are outstanding immediately after giving effect to the Share Reorganization (including, in the case where securities exchangeable for or convertible into TRC Equity Shares are distributed, the number of TRC Equity Shares that would have been outstanding had such securities been exchanged for or converted into TRC Equity Shares on such record date or effective date).
4.3 Rights Offering
Whenever the Corporation issues rights, options or warrants to holders of all or substantially all of a class of TRC Equity Shares pursuant to which such holders are entitled to subscribe for, purchase or otherwise acquire TRC Equity Shares or securities convertible into or exchangeable for one or more TRC Equity Shares or fractions thereof, at a price per share (the “Per Share Cost”) that is less than 95% of the Fair Market Value Per Share on the record date (other than a Share Reorganization, a Special Distribution or an issuance contemplated by Section 2.1.3 or 4.7) (any such issuance not so excepted being herein called a “Rights Offering”), then the Exercise Price Per Warrant will be adjusted, effective immediately after that record date, by multiplying the Exercise Price Per Warrant in effect immediately prior to such record date by the fraction of which:
4.3.1 the numerator is the sum of:
(a)	the number of TRC Equity Shares outstanding on that record date; and

(b)	a number determined by dividing the product of the Per Share Cost and
(i)	where the event giving rise to the application of this Section 4.3 was the issue of rights, options or warrants to the holders of TRC Equity Shares under which such holders are entitled to subscribe for or purchase additional TRC Equity

Shares, the maximum number of TRC Equity Shares that may be so subscribed for or purchased under the Rights Offering;
(ii)	where the event giving rise to the application of this Section 4.3 was the issue of rights, options or warrants to the holders of TRC Equity Shares under which such holders are entitled to subscribe for or purchase securities exchangeable for or convertible into TRC Equity Shares, the number of TRC Equity Shares for which the maximum number of securities that may be so subscribed for or purchased under the Rights Offering could have been exchanged or into which they could have been converted;

by the Fair Market Value Per Share; and
4.3.2 the denominator is the sum of:
(a)	the number of TRC Equity Shares outstanding on that record date; and

(b)	the total number of additional TRC Equity Shares offered for subscription or purchase (or into which the convertible securities so offered are convertible or exchangeable) pursuant to the Rights Offering.
The adjustment will be made successively whenever a record date is fixed, provided that if two or more such record dates or record dates referred to in this Section 4.3 are fixed within a period of 30 days, the adjustment will be made successively as if each of such record dates or dates occurred on the earliest of such record dates or dates. To the extent that any rights, options or warrants are not so issued or any of the rights, options or warrants so issued are not exercised before the expiration thereof, or any convertible securities are not so converted into or exchanged for TRC Equity Shares before the expiration of the right to do so, the Exercise Price Per Warrant will be readjusted to the Exercise Price Per Warrant in effect immediately before the record date, and the Exercise Price Per Warrant will be further adjusted based upon the number of additional TRC Equity Shares actually delivered upon the exercise of the rights, options or warrants, or issued upon the conversion or exchange of the convertible securities, as the case may be. In the event the Per Share Cost is decreased by the Corporation, the adjustment hereunder shall be recalculated.
4.4 Special Distribution
4.4.1 Whenever the Corporation makes a distribution to holders of all or substantially all of a class of TRC Equity Shares of the following:
(a)	shares of the Corporation;

(b)	evidences of indebtedness;

(c)	cash or other assets; or

(d)	rights, options or warrants to acquire shares or other securities of the Corporation, cash or other assets, and such issuance or distribution does not constitute
(e)	a Share Reorganization; or

(f)	a Rights Offering,
(any of such non-excluded events being herein called a “Special Distribution”), the Corporation shall make a proportionate distribution to each Holder as if such Holder, immediately prior to such record date, had the right to purchase and had exercised its right to purchase shares of TRC Common Stock, in whole and not in part, in accordance with this Agreement.
4.5 Corporate Reorganization
Whenever there is:
4.5.1 a reclassification of any class or series of shares that would comprise all or any part of the Exercise Proceeds, a change of any such shares into other shares or securities, or any other capital reorganization of the Corporation affecting TRC Equity Shares, to which none of Sections 4.2, 4.3 and 4.4 applies;
4.5.2 a consolidation, merger or amalgamation of the Corporation with or into another party resulting in a reclassification of TRC Common Stock or a change of TRC Common Stock into other shares or securities or ownership interests; or
4.5.3 a transaction whereby all or substantially all of the Corporation’s undertaking and assets become the property of another corporation in consideration of which substantially all holders of TRC Equity Shares become entitled to receive consideration in respect thereof,
(any such event being herein called a “Corporate Reorganization”), a Holder who thereafter exercises one or more Warrants will acquire and will accept, for the same aggregate consideration, in lieu of the Exercise Proceeds to which such Holder would otherwise have been entitled, the number or amount and class, series or kind of shares or other securities or property that such Holder would have been entitled to receive as a result of the Corporate Reorganization if, immediately prior to the effective date thereof, such Holder had been the holder of the number or amount of each class, series or kind of Exercise Proceeds that such Holder would have acquired by the exercise of such Warrant or Warrants immediately before the Corporate Reorganization.

4.6 Necessary Corporate Action
As a condition precedent to taking any action that would constitute a Corporate Reorganization, the Corporation will take all action that, in the opinion of its counsel, is necessary in order that:
4.6.1 the Corporation, any successor to the Corporation, or any successor to its assets and undertaking, may validly and legally issue (as fully paid and non-assessable if applicable) all the Exercise Proceeds to which Holders would be entitled on the exercise of Warrants thereafter; and
4.6.2 each Holder of a Warrant that has not been (i) exercised or (ii) purchased pursuant to Sections 5.1, 6.1, or 6.2 will thereafter be entitled to receive such shares, other securities, property and cash to which such Holder is entitled under Section 4.5, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in this Article 4.
4.7 Equity Issuance
4.7.1 Subject to the exceptions set out in Section 4.7.2 and 4.7.3, until but excluding the first public offering or private placement following an Initial Public Offering of equity stock by the Corporation, whenever (i) the Corporation issues TRC Equity Shares, or options or warrants exerciseable to purchase, or securities convertible into or exchangeable for, TRC Equity Shares or (ii) Trident Exploration issues Third Party TEC Common Shares, or options or warrants exerciseable to purchase, or securities convertible into, Third Party TEC Common Shares (excluding the issuance of TRC Equity Shares or TEC Common Shares upon the exercise of options and warrants outstanding as at the date hereof or options authorized but unissued as of the date hereof, or the grant of any such options or TRC Equity Shares issued pursuant to the Exchange Rights Agreement) at a subscription price per share (“Per Share Subscription Price”) which is less than: (A) in the case of an issuance referred to in clause (i) above, the Exercise Price Per Warrant, or (B) in the case of an issuance referred to in clause (ii) above, the Exercise Price Per Warrant divided by the Adjustment Factor, then the Exercise Price Per Warrant will be adjusted, effective immediately after the date of such issuance (the “Issue Date”), by multiplying the Exercise Price Per Warrant in effect immediately prior to the Issue Date by the fraction of which:
(a)	the numerator is the sum of:
(i)	the Effectively Outstanding Common Equity outstanding immediately prior to the Issue Date; plus

(ii)	a number determined by dividing the product of the Per Share Subscription Price (in the case of an issuance of Third Party TEC Common Shares) or the Per Share Subscription Price divided by the Adjustment Factor (in the case of an issuance of TRC Equity Shares), and where the event giving rise to the application of this Section 4.7 was the issue of shares, rights, options or warrants under which such holders are entitled to subscribe for or purchase additional TRC Equity Shares or Third Party TEC Common Shares, the difference between the maximum Effectively Outstanding Common Equity that would exist after such subscription or purchase and the Effectively Outstanding Common Equity prior to such subscription or purchase;

by the Exercise Price Per Warrant divided by the Adjustment Factor; and
(b)	the denominator is the maximum Effectively Outstanding Common Equity that would exist after such subscription or purchase, provided that where a National Securities Exchange requires approval of such adjustment, the adjustment shall be conditional upon receipt by the Corporation or Trident Exploration (as applicable) of such approval. Each of the Corporation and Trident Exploration agree to use its best commercial efforts to obtain such approval.
The adjustment will be made successively whenever there is an Issue Date, provided that if two or more such Issue Dates referred to in this Section 4.7 are fixed within a period of 30 days, the adjustment will be made successively as if each of such Issue Dates occurred on the earliest of such Issue Dates. To the extent that any rights, options or warrants are not so issued or any of the rights, options or warrants so issued are not exercised before the expiration thereof, or any convertible or exchangeable securities are not converted into or exchanged for TRC Equity Shares or Third Party TEC Common Shares, as the case may be, before the expiration of the right to do so, the Exercise Price Per Warrant will be automatically readjusted effective the date of such expiration to the Exercise Price Per Warrant in effect immediately before the Issue Date, and the Exercise Price Per Warrant will be further adjusted based upon the number of additional TRC Equity Shares or Third Party TEC Common Shares, as the case may be, actually delivered upon the exercise of the rights, options or warrants, or issued upon the conversion or exchange of the convertible or exchangeable securities, as the case may be.
4.7.2 In the event the Corporation issues TRC Equity Shares within 90 days of the date of this Agreement: (i) to the Holders, or (ii) to another Person pursuant to an offering or series of offerings raising aggregate proceeds of up to $40 million at a price per share in each offering which is equal to or greater than $15.00 per TRC Equity Share, then such issuance will not be subject to the adjustment provisions set out in Section 4.7.1.
4.7.3 This Section 4.7 shall not apply to circumstances to which Section 2.1.3 applies.

4.8 Adjustments to Number of Warrants
If and whenever, pursuant hereto, any adjustment in the Exercise Price Per Warrant occurs as a result of an equity issuance as contemplated in Section 4.7 or the occurrence of:
4.8.1 a Share Reorganization; or
4.8.2 a Rights Offering;
then the number of Upper Capped Warrants and Lower Capped Warrants (whether issued or issuable) shall be simultaneously adjusted by multiplying the number of Warrants immediately prior to such adjustment by a fraction which shall be the reciprocal of the fraction employed in the applicable adjustment of the Exercise Price Per Warrant.
To the extent that any adjustment in the number of Warrants outstanding hereunder occurs pursuant to this Section 4.8 as a result of a distribution of exchangeable or convertible securities referred to in Section 4.2, as a result of the fixing by the Corporation of a record date for the distribution of rights, options or warrants referred to in Section 4.3, or as a result of the distribution of additional TRC Equity Shares referred to in Section 4.7, the number of shares of TRC Common Stock issuable upon exercise of the Warrants will be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the number of shares of TRC Common Stock which would be issuable based upon the number of TRC Equity Shares actually issued and remaining issuable immediately after such expiration, and will be further readjusted in such manner upon expiration of any further such right.
4.9 Adjustments to the Lower and Upper Cap Premiums
If and whenever, pursuant hereto, any adjustment in the Exercise Price Per Warrant occurs, the Lower Cap Premium and the Upper Cap Premium shall both be adjusted by multiplying the Lower Cap Premium or the Upper Cap Premium (as the case may be) by the same fraction as is used to adjust the Exercise Price Per Warrant.
4.10 Alterations to Adjustment Provisions
If necessary as a result of any Corporate Reorganization, such appropriate alterations as the board of directors of the Corporation and the Majority Holders may determine, acting reasonably and in good faith, will be made to the provisions set forth in this Article 4 with respect to the rights and interests of Holders to the end that such provisions will thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any Exercise Proceeds thereafter deliverable on the exercise of a Warrant, and any such adjustment will be made by and set forth in an amendment hereto and will for all purposes be conclusively deemed to be an appropriate adjustment, absent manifest error.
4.11 Adjustment Rules
The following rules and procedures will be applicable to adjustments made pursuant to this Article 4:

4.11.1 the adjustments and readjustments provided for in this Article 4 are cumulative and will apply (without duplication) to successive issues, subdivisions, combinations, consolidations, distributions and other events that require such an adjustment;
4.11.2 no adjustments will be made as a result of the issuance of TRC Equity Shares upon exercise of the Warrants;
4.11.3 all disputes, disagreements, controversies, questions or claims arising at any time with respect to any adjustment or determination made pursuant to this Article 4 (including without limiting the generality of the foregoing, a determination under Section 4.12 hereof as to whether any action taken by the Corporation requires that an adjustment be made) shall be settled in accordance with Article 11;
4.11.4 in the absence of a resolution of the directors of the Corporation fixing the record date for an event referred to in Sections 4.2, 4.3, 4.4, 4.5 or 4.10, and except as otherwise required by law, the Corporation will be deemed to have fixed as the record date therefor the date on which the event is effected; and
4.11.5 any additional Lower Capped Warrants or Upper Capped Warrants to be issued pursuant to Article 4 shall be issued effective upon the date of the occurrence of the event which required the adjustment.
4.12 Other Actions
If the Corporation shall take any action of the nature of those described in Section 4.2, 4.3, 4.4, 4.5, 4.7 or 4.10 affecting the TRC Equity Shares, other than actions described in those Sections, which, in the reasonable opinion of the Holder, would affect the rights of the Holder to acquire Exercise Proceeds hereunder, the Exercise Proceeds will be adjusted in such manner, and at such time, as the board of directors of the Corporation, together with the Holders, acting reasonably, determine acting reasonably and in good faith, will result in an adjustment to the rights of the Holder to receive Exercise Proceeds and/or an adjustment to the Exercise Price Per Warrant that is consistent in principle with the principles governing the basis on which such adjustment is to be made in the event that the Corporation takes one or more of the actions specifically referred to in Section 4.2, 4.3, 4.4, 4.5, 4.7 or 4.10, subject to approval by a National Securities Exchange if required by any such National Securities Exchange. For greater certainty, an issuance of securities by the Corporation from treasury shall not, in and of itself, be considered an action requiring adjustment hereunder, unless contemplated in this Article 4.
4.13 Postponement of Issue of Shares, etc.
In any case in which this Article 4 shall require an adjustment to take effect immediately after the effective date of or record date for an event, and a Warrant is exercised after that date and before the consummation of the event, the Corporation may postpone until such consummation:

4.13.1 issuing to the applicable Holder such of the Exercise Proceeds to which such Holder is entitled pursuant to such exercise as exceeds those to which such Holder would have been entitled if the Warrant had been exercised immediately before that date; and
4.13.2 delivering to such Holder any distributions declared with respect to such additional Exercise Proceeds, provided, however, that the Corporation shall deliver to such Holder an appropriate instrument evidencing such Holder’s right, upon the occurrence of the event requiring the adjustment, to an adjustment in the Exercise Price Per Warrant or the number of shares of TRC Common Stock issuable on the exercise of the Warrants and to such distributions declared with respect to any additional Exercise Proceeds issuable on the exercise of the Warrant.
4.14 Notice of Certain Events
At least 14 days (or, if such period is not practicable, as soon as is practicable) before the effective date of or record date for an event referred to in Sections 2.1.3, 4.2, 4.3, 4.4, 4.5 or 4.7 that requires or might require an adjustment in the Exercise Price Per Warrant, the Exercise Proceeds which a Holder is entitled to acquire on the exercise hereof, the number of Lower Capped Warrants or Upper Capped Warrants a Holder is entitled to acquire or the Upper Cap Premium or Lower Cap Premium, the Corporation will give notice to the Holders of the particulars of the event and, to the extent determinable, any adjustment required.
If any adjustment for which a notice pursuant to this Section 4.14 is given is not then reasonably determinable, the Corporation will promptly after the adjustment is determinable give notice to the Holders of the adjustment.
ARTICLE 5
CALL RIGHTS
5.1 Option to Call Warrants
5.1.1 Cash Call
At any time after an Initial Public Offering of equity stock by the Corporation, and from time to time thereafter, the Corporation shall have the right (the “Cash Call Right”) to call for the exercise of some or all of the Lower Capped Warrants and the Upper Capped Warrants and to purchase, in the aggregate, (i) the shares of TRC Common Stock issuable upon exercise of the Lower Capped Warrants (the “Lower Capped Shares”) pursuant to the Cash Call Right at a price per Lower Capped Share that is equal to the Exercise Price Per Warrant plus the Lower Cap Premium (the “Lower Capped Share Price”) and (ii) the shares of TRC Common Stock issuable upon exercise of the Upper Capped Warrants (the “Upper Capped Shares”) pursuant to the Cash Call Right at a price per Upper Capped Share that is equal to the Exercise Price Per Warrant plus the Upper Cap Premium (the “Upper Capped

Share Price”). The Lower Capped Shares and Upper Capped Shares shall be purchased by the Corporation from all the Holders on a pro rata basis as determined based on each Holder’s ownership of Warrants on the date set for such exercise (the “Call Exercise Date”) in accordance with the provisions set out in Section 5.3.
5.1.2 Share Call
At any time after an Initial Public Offering of equity stock by the Corporation, and from time to time thereafter, the Corporation shall have the right (the “Share Call Right”) to call for the exercise of:
(a)	the Lower Capped Warrants on the basis that (i) on the exercise, the Holders shall receive such number of shares of TRC Common Stock as equals the number of Lower Capped Warrants to be exercised multiplied by the Lower Cap Premium divided by the Lower Capped Share Price, (ii) the Lower Capped Warrants that are subject to the Share Call Right shall be cancelled, and (iii) the Holders shall not have to pay the Exercise Price Per Warrant; and

(b)	the Upper Capped Warrants on the basis that (i) on the exercise, the Holders shall receive such number of shares of TRC Common Stock as equals the number of Upper Capped Warrants to be exercised multiplied by the Upper Cap Premium divided by the Upper Capped Share Price, (ii) the Upper Capped Warrants that are subject to the Share Call Right shall be cancelled, and (iii) the Holders shall not have to pay the Exercise Price Per Warrant.
5.1.3 Election
For greater certainty, a Call Notice shall indicate the number of Warrants subject to the call and each Holder shall have the right to elect to receive cash pursuant to Section 5.1.1 or shares of TRC Common Stock pursuant to Section 5.1.2 in respect of the call.
The Lower Capped Warrants and Upper Capped Warrants shall be called for exercise on a pro rata basis as determined based on each Holder’s ownership of Warrants on the Call Exercise Date.
5.2 Call Notice
The Corporation shall provide irrevocable written notice (the “Call Notice”) of any intent to exercise the Cash Call Right or the Share Call Right under this Article 5, not less than 30 days (or, if such period is not practicable, as soon as is practicable) before the Call Exercise Date, to the Holders as of such notice date of the outstanding Warrants at the respective address(es) then appearing on the records of the Corporation. Each Call Notice shall be by certified mail, return receipt requested and shall specify: (i) the Call Exercise Date; (ii) the number of Lower Capped Warrants and Upper Capped Warrants to be exercised and a form of Exercise Notice allowing the Holder to elect the Cash Call Right or the Share Call Right;

and (iii) the place for payment and for delivering necessary transfer instruments to be executed by each Holder in order for such Holder to receive the Lower Capped Share Price and/or the Upper Capped Share Price (in aggregate, the “Call Purchase Price”) or the Lower Capped Shares and/or the Upper Capped Shares (in the aggregate, the “Warrant Shares”) (as the case may be). Once the Call Notice has been issued by the Corporation, the Holders shall not be entitled to receive any consideration other than the Call Purchase Price or Warrant Shares. No holder of Warrants exercised in accordance with this Article 5 shall be entitled to receive payment of the Call Purchase Price or Warrant Shares until such Holder causes to be delivered to the Corporation the Warrants to be exercised in accordance with the Call Notice. Upon surrender of any Warrant Certificate evidencing Warrants to be exercised and Warrants not being exercised, a Holder shall be entitled to receive a new Warrant Certificate evidencing the Warrants held by such Holder not being exercised.
5.3 Payment of Call Purchase Price
5.3.1 The Call Purchase Price for the Lower Capped Shares and the Upper Capped Shares shall be paid in full at the Time of Closing.
5.3.2 If a Holder elects to have the Call Purchase Price paid in cash, the following shall apply:
(a)	Such Holder shall exercise such number of Warrants as the Corporation has agreed to call for the exercise of, as set out in the Call Notice, by providing to the Corporation concurrently with the surrender of its Warrant Certificate, a duly completed Exercise Notice directing that the Lower Capped Shares or Upper Capped Shares, as the case may be, be transferred to Trident Exploration. Upon receipt of the Exercise Notice, the Corporation shall promptly notify Trident Exploration of such Holder’s intention to be paid the Call Purchase Price in cash (in this Section, the “Corporation’s Notice”).

(b)	On the Call Exercise Date, Trident Exploration shall (i) loan funds to such Holder by paying to the Corporation, on behalf of such Holder, the Exercise Price Per Warrant of each exercised Warrant (the “Exercise Price Loan”), and (ii) pay to such Holder the Lower Cap Premium or the Upper Cap Premium, as applicable, of each exercised Warrant, against delivery by such Holder of the documents contemplated by Section 5.3.2(d). Immediately upon the payment of the Lower Cap Premium or Upper Cap Premium, as applicable, of the exercised Warrant being paid to such Holder, such Holder shall be deemed to have transferred the Lower Capped Shares or the Upper Capped Shares, as the case may be, to Trident Exploration in consideration of Trident Exploration (i) cancelling as fully paid the relevant Exercise Price Loan; and (ii) paying the Lower Cap Premium or Upper Cap Premium, as applicable, to such Holder.

(c)	As soon as practicable following the date hereof, but in any event within 180 days of the date hereof, Trident Exploration will use reasonable efforts to grant to the Corporation a warrant upon substantially the same terms as this Agreement that will allow the Corporation to purchase that number of TEC Common Shares equal to the number of shares of TRC Common Stock that Trident Exploration will hold as a result of Sections 5.3.2 (a) and (b) above and for a purchase price per share equal to the Exercise Price Per Warrant. The Corporation shall use reasonable efforts to exercise this warrant as soon as practicable following a Call Exercise Date.

(d)	Such Holder will deliver to Trident Exploration, as a condition to receiving the payment of the Lower Cap Premium or Upper Cap Premium, as applicable, a duly executed officers’ certificate of such Holder, or if such Holder is an individual, a certificate of such individual, in form reasonably satisfactory to Trident Exploration, certifying, representing and warranting to the Corporation and Trident Exploration that the Lower Capped Shares or Upper Capped Shares, as the case may be, were transferred to Trident Exploration free and clear of all liens, claims and encumbrances, and that such Holder is or is not, as applicable, a non-resident of Canada for the purposes of the Income Tax Act (Canada) (the “Tax Act”). If such Holder is a non-resident of Canada for the purposes of the Tax Act, then, if so required under the Tax Act (ie. if the Lower Capped Shares or the Upper Capped Shares are not “excluded property” for the purposes of section 116 of the Tax Act), such Holder shall deliver, together with the certificate referenced in this Section 5.3.2(d), a certificate issued to the non-resident under section 116 of the Tax Act in respect of the purchase of the Lower Capped Shares or Upper Capped Shares (a “Clearance Certificate”) and cash in an amount equal to 25% of the amount, if any, by which the Call Purchase Price for the Lower Capped Shares or Upper Capped Shares exceeds the “certificate limit”, as defined in subsection 116(2) of the Tax Act, fixed in such Clearance Certificate. In the event such Holder is required to but does not deliver the Clearance Certificate (and cash, if applicable), Trident Exploration shall be entitled to withhold from the payment to such Holder, cash in an amount up to 25% of the Call Purchase Price of the purchased Lower Capped Shares or Upper Capped Shares.
5.3.3 For greater certainty, in no event shall a Holder be entitled to (i) in the case of a cash call pursuant to Section 5.1.1, a cash amount (in addition to the cancellation of the Exercise Price Loans) exceeding the Lower Cap Premium or the Upper Cap Premium, as applicable, or (ii) in the case of a share call pursuant to Section 5.1.2, a greater number of shares of TRC Common Stock than the number of shares of TRC Common Stock as calculated in Section 5.1.2, with respect to a Warrant that is subject to an exercised call right under this Article 5, notwithstanding the expression of the Call Purchase Price as an amount exceeding the Lower Cap Premium or the Upper Cap Premium, as applicable.
5.4 Closing of Purchase
The closing of the transactions contemplated by this Article 5 shall occur at the Place of Closing at the Time of Closing on the Call Exercise Date provided that such date is not less than 30 days after the Call Notice is delivered to the Holder.
ARTICLE 6
PUT RIGHTS
6.1 Put Notice at Net Capped Value
6.1.1 At any time and from time to time, after the date upon which the Corporation or Trident Exploration completes an equity offering of (i) shares of TRC Common Stock and the price per share of TRC Common Stock offered pursuant to the offering is at least equal to the Lower Capped Share Price, or (ii) TEC Common Shares and the price per TEC Common Share is at least equal to the Lower Capped Share Price divided by the Adjustment Factor, a Holder shall be entitled to send a notice (the “Cash Put Notice”) to the Corporation and Trident Exploration requiring Trident Exploration to purchase the shares of TRC Common Stock to be issued to such Holder on the exercise of some or all of the Lower Capped Warrants (the “Put Lower Capped Shares”) for a purchase price (the “Put Purchase Price”) equal to the Lower Capped Share Price multiplied by the number of Put Lower Capped Shares, in accordance with Section 6.3.1.
6.1.2 At any time and from time to time, after the date upon which the Corporation or Trident Exploration completes an equity offering of (i) shares of TRC Common Stock and the price per share of TRC Common Stock offered pursuant to the offering is at least equal to the Upper Capped Share Price, or (ii) TEC Common Shares and the price per TEC Common Share is at least equal to the Upper Capped Share Price divided by the Adjustment Factor, a Holder shall be entitled to send a Cash Put Notice to the Corporation and Trident Exploration requiring Trident Exploration to purchase the shares of TRC Common Stock to be issued to such Holder on the exercise of some or all of the Upper Capped Warrants (the “Put Upper Capped Shares”) for a Put Purchase Price equal to the Upper Capped Share Price multiplied by the number of Put Upper Capped Shares, in accordance with Section 6.3.1.
6.1.3 At any time and from time to time, after the date upon which the Corporation or Trident Exploration completes an equity offering of (i) shares of TRC Common Stock and the price per share of TRC Common Stock offered pursuant to the offering is at least equal to the Lower Capped Share Price, or (ii) TEC Common Shares and the price per TEC Common Share is at least equal to the Lower Capped Share Price divided by the Adjustment Factor, a Holder shall be entitled to send a notice (the “Share Put Notice”) to the Corporation and Trident Exploration exercising some or all of such Lower Capped Warrants on the basis that (a) on the exercise, such Holder shall receive such number of shares of TRC Common Stock as equals the number of Lower Capped Warrants to be so exercised multiplied by the Lower Cap Premium divided by the Lower Capped Share Price, (b) such Lower Capped Warrants shall be cancelled, and (c) such Holder shall not have to pay the Exercise Price Per Warrant.
6.1.4 At any time and from time to time, after the date upon which the Corporation or Trident Exploration completes an equity offering of (i) shares of TRC Common Stock and the price per share of TRC Common Stock offered pursuant to the offering is at least equal to the Upper Capped Share Price, or (ii) TEC Common Shares and the price per TEC Common Share is at least equal to the Upper Capped Share Price divided by the Adjustment Factor, a Holder shall be entitled to send a Share Put Notice to the Corporation and Trident Exploration exercising some or all of such Upper Capped Warrants on the basis that (a) on the exercise, such Holder shall receive such number of shares of TRC Common Stock as equals the number of Upper Capped Warrants to be so exercised multiplied by the Upper Cap Premium divided by the Upper Capped Share Price, (b) such Upper Capped Warrants shall be cancelled, and (c) such Holder shall not have to pay the Exercise Price Per Warrant.
6.1.5 For greater certainty, the issuance of shares of TRC Common Stock or TEC Common Shares pursuant to the exercise of options, warrants or exchange rights under the Exchange Rights Agreement in effect on the date hereof will not trigger a Holder’s put rights.
6.2 Put Notice at Fair Market Value
At any time after a date which is the earliest to occur of: (i) the Maturity Date, (ii) two years after the date upon which at least 85% of the aggregate principal amount (excluding capitalized interest) advanced under the Loan Agreement has been repaid in full, or (iii) a Change of Control, a Holder shall be entitled to send a Cash Put Notice to the Corporation requiring the Corporation and Trident Exploration to purchase the Put Lower Capped Shares or Put Upper Capped Shares to be issued to such Holder on exercise of the Warrants for a Put Purchase Price to be determined in accordance with Section 6.4.
6.3 Payment of Put Purchase Price
6.3.1 If a Holder elects under Section 6.1.1, 6.1.2 or 6.2 to have a Put Purchase Price paid in cash, the following shall apply:
(a)	Such Holder shall exercise such number of Warrants as set out in the Cash Put Notice, by providing to the Corporation concurrently with the surrender of its Warrant Certificate, a duly completed Exercise Notice directing that the shares of TRC Common Stock to be received on the exercise of the Warrants be transferred to Trident Exploration. Upon receipt of the Exercise Notice, the Corporation shall promptly notify Trident Exploration of such Holder’s intention to be paid the Put Purchase Price in cash (in this Section, the “Corporation’s Notice”).

(b)	On the Put Closing Date, Trident Exploration shall, in respect of each Warrant exercised:
(i)	loan funds to such Holder by paying to the Corporation, on behalf of such Holder, the Exercise Price Per Warrant of each exercised Warrant (the “Put Exercise Price Loan”), and

(ii)	in the case of elections under Section 6.1.1 or 6.1.2, pay to such Holder the Lower Cap Premium or the Upper Cap Premium, as applicable, and

(iii)	in the case of a put under Section 6.2(i) or (ii), pay to such Holder the Fair Market Value per Share less the Exercise Price Per Warrant or, in the case of Section 6.2(iii), the Fair Value of such Warrant, against delivery by such Holder of the documents contemplated by Section 6.3.1(d). Immediately upon the payment of such amounts in respect of the exercised Warrant being paid to such Holder, such Holder shall be deemed to have transferred the shares of TRC Common Stock received on the exercise to Trident Exploration in consideration of Trident Exploration (A) cancelling as fully paid the relevant Put Exercise Price Loan, and (B) paying the relevant amount described under (ii) and (iii) above to such Holder.
(c)	As soon as practicable following the date hereof, but in any event within 180 days of the date hereof, Trident Exploration will use reasonable efforts to grant to the Corporation a warrant upon substantially the same terms as this Agreement that, will allow the Corporation to purchase that number of TEC Common Shares equal to the number of shares of TRC Common Stock that Trident Exploration will hold as a result of Sections 6.3.1 (a) and (b) above and for a purchase price per share equal to the Exercise Price Per Warrant. The Corporation shall use reasonable efforts to exercise this warrant as soon as practicable following a Put Closing Date.

(d)	Such Holder will deliver to Trident Exploration, as a condition to receiving the payment under Section 6.3.1(b)(ii) or (iii), as applicable, a duly executed officers’ certificate of such Holder, or if such Holder is an individual, a certificate of such individual, in form reasonably satisfactory to Trident Exploration, certifying, representing and warranting to the Corporation and Trident Exploration that the relevant shares of TRC Common Stock were transferred to Trident Exploration free and clear of all liens, claims and encumbrances, and that such Holder is or is not, as applicable, a non-resident of Canada for the purposes of the Tax Act. If such Holder is a non-resident of Canada for the purposes of the Tax Act, then , if so required under the Tax Act (ie. if the shares of TRC Common Stock are not “excluded property” for the purposes of section 116 of the Tax Act), such Holder shall deliver, together with the certificate referenced in this Section 63.1(d), a Clearance Certificate, and cash in an amount equal to 25% of the amount, if any, by which the fair market value of the purchased shares of TRC Common Stock exceeds the “certificate limit”, as defined in subsection 116(2) of the Tax Act, fixed in such Clearance Certificate. In the event such Holder does not deliver the Clearance Certificate (and cash, if applicable), Trident Exploration shall be entitled to withhold from the payment to such Holder, cash in an amount up to 25% of the Put Purchase Price of the purchased shares of TRC Common Stock.
6.3.2 For greater certainty, in no event shall a Holder be entitled to (i) in the case of a cash put, a cash amount (in addition to the cancellation of the Put Exercise Price Loans) exceeding the Lower Cap Premium or the Upper Cap Premium, as applicable, or (ii) in the case of a share put, a greater number of shares of TRC Common Stock than the number of shares of TRC Common Stock as calculated in Sections 6.1.3 and 6.1.4, with respect to a Warrant that is subject to an exercised put right under this Article 6, notwithstanding the expression of the Put Purchase Price as an amount exceeding the Lower Cap Premium or the Upper Cap Premium, as applicable.
6.4 Determination of Put Purchase Price
In the case where a Holder elects to send the Cash Put Notice to the Corporation pursuant to Section 6.2(i) or (ii), the Put Purchase Price shall be such amount as. such Holder and the board of directors of the Corporation agree, acting reasonably, is the Fair Market Value Per Share multiplied by the number of Warrants being exercised pursuant to the Cash Put Notice. In the case where a Holder elects to send a Cash Put Notice to the Corporation following a Change of Control as contemplated by Section 6.2(iii), the Put Purchase Price shall be the Fair Value of the Warrants plus the Exercise Price in respect of such Warrants. The Fair Market Value Per Share and the Fair Value of the Warrants shall be measured as at the last day of the month (the “Determination Date”) immediately preceding the date the Cash Put Notice is delivered to the Corporation, provided that if the applicable Holder and the Corporation do not agree on the Put Purchase Price, as soon as practicable, and in any event no longer than 30 days after delivery to the Corporation of the Cash Put Notice, a Valuator shall be appointed to determine the Fair Market Value Per Share or the Fair Value of the Warrants (as the case may be) as at the Determination Date. The fees of the Valuator shall be paid by the Corporation.
Notwithstanding anything to the contrary in this Section 6.4, the Corporation shall continue to have the option to exercise its rights under Article 5 until such time as a Valuator has been appointed pursuant to the terms of this Section 6.4.

6.5 Closing of Purchase
The closing of the transactions contemplated in Sections 6.1, 6.2 and 6.3 shall occur at the Place of Closing at the Time of Closing on the date (the “Put Closing Date”) which is the later of:
6.5.1 the date which is 60 days after the specified Cash Put Notice or Share Put Notice is delivered to the Corporation; and
6.5.2 the date which is 30 days after the Put Purchase Price for the Warrants is finally determined in accordance with the provisions of Section 6.4 (if applicable).
6.6 Closing Delay
6.6.1 Notwithstanding Section 6.5, if within 30 days of determination of the Put Purchase Price, the Corporation delivers to the Holders a certificate (the “Extension Certificate”) of its chief financial officer certifying that the Corporation and Trident Exploration (i) do not have the financial resources available to satisfy the Put Purchase Price on the Put Closing Date or (ii) would be in breach of any of its or their agreements or covenants with the Corporation’s or Trident Exploration’s lenders by virtue of the payment of the Put Purchase Price, then the Put Closing Date shall be extended to that date (the “Extended Put Closing Date”) being the earlier of (a) ten days after the date the Corporation or Trident Exploration obtains the necessary financial resources to satisfy the Put Purchase Price and (b) 12 months from the date the Corporation receives the Cash Put Notice.
6.6.2 In the event the Put Closing Date is extended, (i) the Corporation and Trident Exploration shall use and continue to use commercially reasonable efforts to obtain the necessary financial resources to satisfy the Put Purchase Price or obtain the necessary consents or waivers from their lenders as soon as possible, and (ii) within 10 days of delivery to the Holders of the Extension Certificate, the Corporation shall issue an unsecured and unsubordinated promissory note to each applicable Holder in the amount of the Put Purchase Price, on terms and conditions satisfactory to such Holder (but without any material covenants other than payment covenants and covenants no more onerous or restrictive on the Corporation than those contained in this Agreement), and bearing interest on such amount at a fixed annual rate of 12%. The terms and conditions of each promissory note shall contain gross-up provisions for withholding taxes similar to those contained in Section 6.4 of the Loan Agreement (as in effect on the date hereof). Such promissory notes shall be due and payable on the Extended Put Closing Date.
6.6.3 Throughout the period between the date of delivery of the Cash Put Notice and the Extended Put Closing Date, a Holder shall continue to have the right to exercise its Warrants in accordance with the terms of this Agreement. Each Holder agrees that if all of its Warrants to be purchased by the Corporation pursuant to this Article 6 are exercised by it within this period, the promissory note delivered to it pursuant to Section 6.6.2 shall promptly be cancelled. In the event that only a portion of its Warrants which are to be purchased by the Corporation pursuant to this Article 6 are exercised by a Holder, a new promissory note representing the outstanding amount of the Put Purchase Price due and payable with respect to the unexercised Warrants to be purchased by the Corporation pursuant to this Article 6 shall be promptly issued to such Holder.
6.7 Cancellation of Put Transaction
Notwithstanding anything hereinbefore contained, a Holder shall have the right to deliver a written notice to the Corporation within five days of the date it receives written notice of the determination of the Put Purchase Price for the Warrants pursuant to Section 6.4 hereof terminating the obligation of such Holder to sell and the obligation of the Corporation to purchase the Warrants in accordance with this Article 6, and upon receipt of such notice, such transaction shall be cancelled and the parties released from all obligations with respect thereto and thereafter the provisions of Sections 6.1 and 6.2 shall be of no further force and effect with respect to such Holder.
ARTICLE 7
OWNERSHIP
7.1 Ownership and Transfer of Warrants
Subject to Section 7.2, the Corporation agrees to register any transfer of Warrants and shares of TRC Common Stock (or other Exercise Proceeds) acquired on the exercise of any Warrant on the books of the Corporation, provided that such transfer is made by the Holder of the applicable Warrant Certificate or its attorney duly appointed by an instrument in writing reasonably satisfactory to the Corporation. A Holder shall be entitled to the rights evidenced by such Warrant Certificate free from all equities or rights of set-off or counterclaim between the Corporation and the original or any intermediate Holder thereof and all persons may act accordingly and a receipt by any such Holder of shares of TRC Common Stock (or other Exercise Proceeds) purchasable pursuant thereto shall be a good discharge to the Corporation for the same and the Corporation shall not be bound to enquire into the title of any such Holder except where the Corporation is required to take notice by statute or by order of a court of competent jurisdiction.
7.2 Syndication Rights
A Holder shall not be entitled to transfer the Warrants owned by it, its rights under this Agreement and shares of TRC Common Stock (or other Exercise Proceeds) acquired on exercise of any Warrants, in whole or in part, to any other Person or Persons without the prior consent of the Corporation, such consent not to be unreasonably withheld. Notwithstanding the foregoing, a Holder may, without the prior consent of the Corporation, transfer the Warrants owned by it, and its rights under this Agreement, in whole or in part, to its Affiliates and to any other Person or Persons that are or become a party to the Loan Agreement as a lender (provided that such Person or Persons also become party to this Agreement).

In the event of such a transfer, the transferee (the “Assignee Holder”) shall, without further act or formality upon such assignment and notice thereof by the Holder to the Corporation and upon the Assignee Holder signing an instrument satisfactory to the Corporation, acting reasonably, in which the Assignee Holder agrees to be bound by the obligations of the Holder hereunder, be a Holder for the purposes hereof and have the same rights and obligations hereunder as if it were an original signatory hereto. Upon request by the Assignee Holder to the Corporation and delivery by the Holder of the Warrant Certificates to be replaced (or affidavit of loss and an appropriate indemnity in respect thereof), the Corporation shall issue to the Assignee Holder replacement Warrant Certificate(s) entitling the Assignee Holder to purchase the number of shares of TRC Common Stock to which it is entitled and as are purchasable under the Warrant Certificate or Warrant Certificates so exchanged, and to the extent the Holder has not transferred all its Warrants, a Warrant Certificate to the Holder for such reduced number of Warrants as the Holder retains. Any assignment pursuant to this Section 7.2 shall be made in compliance with all applicable securities laws.
ARTICLE 8
PRE-EMPTIVE RIGHT
8.1 Pre-emptive Right
8.1.1 Until the termination of the Stockholder Agreement, if after the date hereof the Corporation or Trident Exploration proposes to issue any TRC Equity Shares or TEC Common Shares, respectively, or securities convertible into TRC Equity Shares or TEC Common Shares (as applicable), in a financing effected by way of private or public offering through subscription, each Holder shall have the right of first refusal to purchase additional shares or other securities on the same terms and conditions as offered in such private or public offering to maintain up to its pro rata share of the Effectively Outstanding Common Equity. Such right of a Holder shall be exercised within 15 Business Days of the Holders receiving from the Corporation notice of such proposed issuance, and any shares or securities purchased pursuant thereto shall be fully paid on the later of: (i) the closing date of the private or public offering which triggered the pre-emptive right set out in this Section 8.1.1; and (ii) the 15th Business Day following the Corporation’s receipt of the notice from such Holder indicating its intention to exercise its right of first refusal. If all or any of the subscription price payable pursuant to the offering is not cash, the Corporation shall specify its bona fide good faith estimate of the fair value of such non-cash consideration and, in lieu of paying such non-cash consideration, the Holders shall pay the fair value thereof. If such right to purchase shares is not exercised, the Corporation shall be entitled to issue such additional shares or other securities on such terms and conditions for a period of 60 days thereafter. At the expiry of the first 15 Business Day period referred to above, if the Corporation has not received written notice of exercise of such Holder’s right to purchase the offered TRC Equity Shares or TEC Common Shares (as applicable), such Holder shall be deemed to have not exercised such right to purchase the offered securities.

8.1.2 The Corporation shall automatically (without further instructions or notice from the Holders) exchange any TEC Common Shares acquired by the Holders pursuant to Section 8.1.1 for shares of TRC Common Stock in accordance with the general intent of the Exchange Rights Agreement. For greater certainty, to the extent that this Section 8.1.2 varies the terms of the Exchange Rights Agreement, the provisions of Section 8.1.2 shall apply.
ARTICLE 9
THIRD PARTY OFFERS TO ACQUIRE TRC COMMON STOCK
9.1 Application of Drag Along Rights
In the event that a Drag Along Event occurs and a Holder beneficially holds Warrants at the time of the Drag Along Event, then the Holder shall participate in the Drag Along Event by electing to exercise its rights under Section 6.2 (iii) and the Corporation shall be obligated to pay to such Holder the Put Purchase Price determined pursuant to Section 6.4 in accordance with the terms set out in Article 6. The Corporation shall bear the costs of any Valuator appointed pursuant to this Article 9.
ARTICLE 10
COVENANTS
10.1 General Covenants
10.1.1 The Corporation covenants with the Holders that so long as any Warrants remain outstanding, the Corporation will:
(a)	cause the shares of TRC Common Stock and the certificates representing the shares of TRC Common Stock from time to time subscribed and paid for pursuant to the exercise of the Warrants to be duly issued and delivered as fully paid and non-assessable shares free from any and all taxes, liens and charges and in accordance with the Warrant Certificates and the terms hereof;

(b)	at all times keep available, and reserve if necessary under applicable law, out of its authorized TRC Common Stock, solely for the purpose of issue upon the exercise of the Warrants, such maximum number of shares of TRC Common Stock as shall then be issuable upon the exercise of the Warrants;

(c)	take all commercially reasonable action (which shall not include registration or qualification of any security) to assure that the issuance of all TRC Common Stock may be effected without violation of any applicable law;

(d)	not take any action which might be reasonably expected to deprive the Holders of the right to exercise the right of purchase pursuant to the Warrants;

(e)	generally, perform and carry out all of the acts or things to be done by it as provided in this Agreement; and

(f)	at all times maintain its corporate existence and that of its subsidiaries.
10.1.2 Trident Exploration covenants with the Holders that so long as any Warrants remain outstanding, Trident Exploration will:
(a)	at all times keep available, and reserve, if necessary under applicable law, out of its authorized TEC Common Shares, such maximum number of TEC Common Shares as required to fulfill its obligations under this Agreement; and

(b)	generally, perform and carry out all of the acts or things to be done by it as provided in this Agreement.
ARTICLE 11
DISPUTE RESOLUTION
11.1 Best Efforts to Settle Disputes
In the event any dispute, claim, question or difference (a “Dispute”) arises with respect to this Agreement or its performance, enforcement, breach, termination or validity (including disputes relating to adjustments set out in Article 4), the Parties shall use their best efforts to settle the Dispute. To this end, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests, to reach a just, equitable and profit-maximizing solution satisfactory to the Parties.
11.2 Arbitration
Without prejudice to a Party’s ability to apply to a court of competent jurisdiction for the equitable remedies, if the Parties do not reach a solution pursuant to Section 11.1 within a period of 15 Business Days following the first notice of the Dispute by any Party to the others, then upon written notice by any Party to the others, the Dispute shall be finally settled by arbitration in accordance with the provisions of the Arbitration Act (Alberta) based upon the following:
11.2.1 the arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the Parties, or in the event of failure to agree within 10 Business Days following delivery of the written notice to arbitrate, any Party may apply to a justice of the Court of Queen’s Bench of Alberta sitting in Calgary to appoint an arbitrator.

The arbitrator shall be qualified by education and training to rule upon the particular matter to be decided;
11.2.2 the arbitrator shall be instructed that time is of the essence in the arbitration proceeding and, in any event, the arbitration award must be made within thirty (30) days of the submission of the Dispute to arbitration;
11.2.3 the arbitration shall take place in Calgary, Alberta;
11.2.4 the arbitration award shall be given in writing and shall be final and binding on the Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all related matters;
11.2.5 judgment upon any award may be entered in any Court having jurisdiction or application may be made to the Court for a judicial recognition of the award or an order of enforcement, as the case may be;
11.2.6 all Disputes referred to arbitration (including the scope of the agreement to arbitrate, any statute of limitations, set-off claims, conflict of laws rules, tort claims and interest claims) shall be governed by the substantive law of the Province of Alberta; and
11.2.7 the Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitrator, the Parties, their counsel and any person necessary to the conduct of the proceeding, except as may lawfully be required in judicial proceedings relating to the arbitration or otherwise.
ARTICLE 12
GENERAL PROVISIONS
12.1 Notices
All notices and other communications provided for hereunder shall, except as otherwise permitted hereunder, be in writing delivered:
     12.1.1 to the Corporation at:
Trident Resources Corp.
401 – 9th Avenue SW., Suite 1300
Calgary, AB T2P 3C5
Attention: President
Facsimile: (403) 668-5805

with a copy to:
Blake, Cassels & Graydon llp
Suite 3500, East Tower, Bankers Hall
855 – 2nd Street SW
Calgary, Alberta, T2P 4J8
Attention: John Eamon
Facsimile: 403-260-9700
12.1.2 to Trident Exploration Corp. at:
Trident Exploration Corp.
401 – 9th Avenue SW., Suite 1300
Calgary, AB T2P 3C5
Attention: President
Facsimile: (403) 668-5805
with a copy to:
Blake, Cassels & Graydon llp
Suite 3500, East Tower, Bankers Hall
855 – 2nd Street SW
Calgary, Alberta, T2P 4J8
Attention: John Eamon
Facsimile: 403-260-9700
12.1.3 to TD Capital Mezzanine Partners (QLP) L.P. at:
c/o TD Capital Mezzanine Partners Management Ltd.
TD Tower
Wellington Street, West, 10th Floor
Toronto, ON M5K 1A2
Attention: Ian Kidson
Facsimile: (416) 983-6817
with a copy to:
Macleod Dixon LLP
3700, 400 – 3rd Avenue SW
Calgary, AB T2P 4H2
Attention: K.D. Kufeldt
Facsimile: (403) 264-5973

12.1.4 to The Toronto-Dominion Bank at:
c/o TD Capital Mezzanine Partners Management Ltd.
TD Tower
66 Wellington Street, West, 10th Floor
Toronto, ON M5K 1A2
Attention: Ian Kidson
Facsimile: (416) 983-6817
with a copy to:
Macleod Dixon llp
3700, 400 – 3rd Avenue SW
Calgary, AB T2P 4H2
Attention: K.D. Kufeldt
Facsimile: (403) 264-5973
12.1.5 to Blackstone Mezzanine Partners L.P. at:
Blackstone Mezzanine Partners L.P.
345 Park Avenue
29th Floor
New York, NY 10154
Attention: Salvatore Gentile, or his authorized representative
Facsimile: (212) 583-5443
with a copy to:
Macleod Dixon llp
3700, 400 – 3rd Avenue SW
Calgary, AB T2P 4H2
Attention: K.D. Kufeldt
Facsimile: (403) 264-5973
12.1.6 to Blackstone Mezzanine Holdings L.P. at:
Blackstone Mezzanine Holdings L.P.
345 Park Avenue
29th Floor
New York, NY 10154
Attention: Salvatore Gentile, or his authorized representative
Facsimile: (212) 583-5443

with a copy to:
Macleod Dixon llp
3700, 400 – 3rd Avenue SW
Calgary, AB T2P 4H2
Attention: K.D. Kufeldt
Facsimile: (403) 264-5973
personally, by courier or sent by facsimile transmission or similar means of recorded communication, charged or prepaid to the applicable address, or to such other address as a Party hereto may from time to time designate to the other Parties hereto in such manner. All such notices and communications shall, when required or permitted to be delivered or confirmed hereunder by facsimile transmission, be effective when so delivered or confirmed.
12.2 Information Rights
12.2.1 Until the earlier of (i) the termination of the Stockholder Agreement or (ii) such time as the Holders no longer hold the Warrants, the Corporation agrees to deliver to the Holders:
(a)	within 140 days after the end of each financial year of the Corporation, comparative financial statements as at and for the most recent financial year of the Corporation and the immediately preceding financial year including a consolidated balance sheet of as at the end of such year, a statement of retained earnings, an income statement, and a statement of changes in financial position, all in reasonable detail, prepared in accordance with Canadian GAAP, audited by an independent firm of Chartered Accountants who are members of the Canadian Institute of Chartered Accountants, and accompanied by an auditor’s report prepared in accordance with Canadian GAAP which shall state that (A) the financial statements have been prepared in accordance with Canadian GAAP applied on a basis consistent with that of the preceding financial year, and present fairly and accurately the financial position of the Corporation as of their date and (B) the audit by such accountants in connection with such financial statements has been made in accordance with Canadian GAAP. If in the opinion of the Corporation’s auditor there are any material disparities between Canadian GAAP and United States GAAP, then such financial statements shall include a customary statement of reconciliation between Canadian GAAP and United States GAAP. Notwithstanding the foregoing, at the discretion of the Corporation financial statements may be prepared in accordance with U.S. GAAP, and this provision shall apply mutatis mutandis;

(b)	within 60 days after the end of each of the first three quarters of each financial year of the Corporation, an unaudited (but reviewed) consolidated balance sheet of the Corporation as at the end of such period and unaudited (but reviewed) consolidated statements of (i) income and (ii) cash flow of the Corporation for such period and, in the case of the first, second and third quarterly periods, for the period from the beginning of the current financial year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous financial year, all in reasonable detail, Canadian dollar denominated, and certified by the chief financial officer of the Corporation that such financial statements were prepared in accordance with Canadian GAAP applied on a basis consistent with that of preceding periods and, except as otherwise stated therein, fairly present the financial position for the Corporation as of their date subject to (A) there being no footnotes contained therein and (B) changes resulting from year-end audit adjustments. If in the opinion of the Corporation’s auditor, there are any material disparities between Canadian GAAP and United States GAAP, then such financial statements shall include a customary statement of reconciliation between Canadian GAAP and United States GAAP. Notwithstanding the foregoing, at the discretion of the Corporation, such financial statements may be prepared in accordance with U.S. GAAP, and this provision shall apply mutatis mutandis;
(c)	operational information, including summary information with respect to operating and capital budgets of the Corporation and Trident Exploration approved by their respective board of directors from time to time; and

(d)	together with its annual financial statements to be delivered pursuant to Section 12.2.1(a), a non-confidential overview of the Corporation’s and Trident Exploration’s general operating plans for the next fiscal year following the year reported on by such financial statements.
12.3 Confidentiality
12.3.1 Each Holder acknowledges that in its capacity as a Holder, it may from time to time be entrusted with and have access to Confidential Information.
12.3.2 Each Holder acknowledges and agrees that the right to possess and maintain confidential all Confidential Information constitutes a proprietary right of the Corporation and Trident Exploration which the Corporation and Trident Exploration are entitled to protect.
12.3.3 Each Holder agrees that, regardless of the capacity in which it has acquired Confidential Information or when it has acquired the same (and even, for greater certainty, where it has acquired such information by reason of its statutory entitlements as a Holder):

(a)	it shall not at any time, and whether then a Holder or not, directly or indirectly disclose Confidential Information to any Person (other than the Holder’s own professional advisors on a need to know basis and upon like terms of confidentiality) without the prior written consent of the Corporation and it shall take all reasonable and necessary steps to enforce the provisions of this Section 12.3.3; and

(b)	it shall take such actions as reasonably necessary to ensure that no employee, agent, contractor, family member or other person discloses or permits to be disclosed any Confidential Information.
12.3.4 Each Holder shall if requested by the Corporation return to the Corporation or destroy (provided it certifies such destruction to the Corporation) all property, written information and documents of the Corporation and all Confidential Information and all copies of the same upon its cessation as a Holder, except that such Holder may retain any Confidential Information for the limited purpose of record keeping including disclosures which are required by applicable laws, rule or regulatory authorities. For greater certainty each Holder agrees that, without the prior written consent of the Corporation, it has no right to ownership or possession of any Confidential Information.
12.3.5 This Section 12.3 does not apply to:
(a)	Confidential Information which was previously publicly known or became publicly known other than as a result of a disclosure in violation of this Agreement or any other confidentiality agreement binding the disclosing party;

(b)	disclosures which are required by applicable laws, rules or regulatory authorities;

(c)	Confidential Information which is disclosed in connection with any legal proceeding or arbitration arising in connection with the enforcement of rights under this Agreement or the Stockholder Agreement but any such disclosure shall be subject to such confidentiality procedures as may be reasonably requested by the Corporation and. approved by the court or arbitrators; or

(d)	Confidential Information which is available to the Holder on a non-confidential basis from a source other than the Corporation provided that Holder reasonably believed such source is not and was not bound by a confidentiality agreement with the Corporation to hold or retain such information confidential;
provided, however, that prior to any disclosures pursuant to paragraphs (b) or (c) above, the Holder shall, to the extent permitted by applicable laws, rules or regulatory authorities, give the Corporation reasonable prior notice of any disclosure of Confidential Information so required and, if requested by the

Corporation, shall make requests of relevant authorities for confidential treatment of the Confidential Information and use reasonable efforts to assist the Corporation in obtaining, at the Corporation’s cost and expense, a protective order or similar protection for the Corporation and shall permit and reasonably co-operate with any effort by the Corporation to obtain such an order.
12.4 Time of Essence
Time shall be of the essence of this Agreement and of every part hereof and no extension or variation of this Agreement shall operate as a waiver of this provision.
12.5 Amendment
This Agreement may not be amended or modified in any respect except by written instrument signed by the Parties.
12.6 Binding Effect
This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors, permitted assigns and legal representatives.
12.7 Determination of Holders
Any determination to be made by the Majority Holders hereunder may be made by instrument in writing and shall not require a meeting of the Holders.
12.8 Rights not Severable
The rights contained in this Agreement shall not be severable from the Warrants.
12.9 Counterparts
This Agreement may be signed in counterparts and delivered by facsimile and each part, when taken together, shall constitute one and the same Agreement and shall be legally effective to create a valid and binding agreement between the Corporation and the Holders in accordance with the terms hereof.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date first above written.

TRIDENT RESOURCES CORP.
By:	/s/ Paul O’Donoghue
Name:
Title:

TRIDENT EXPLORATION CORP.
By:	/s/ Paul O'Donoghue
Name:
Title:

TD CAPITAL MEZZANINE PARTNERS (QLP) L.P. by its general partner, TD CAPITAL MEZZANINE PARTNERS GP (QLP) LTD.
By:	/s/ Ian Kidson
	Name:	Ian Kidson
	Title:	Managing Director

THE TORONTO-DOMINION BANK
By:	/s/ Ian Kidson
	Name:	Ian Kidson
	Title:	Managing Director

BLACKSTONE MEZZANINE PARTNERS L.P. By: Blackstone Mezzanine Associates L.P., its General Partner By: Blackstone Mezzanine Management Associates L.L.C., its General Partner
By:	/s/ Stuart Witt
Name:
	Title:	Authorized Signer

BLACKSTONE MEZZANINE HOLDINGS L.P. By: Blackstone Mezzanine Associates L.P., its General Partner By: Blackstone Mezzanine Management Associates L.L.C., its General Partner
By:	/s/ Stuart Witt
Name:
	Title:	Authorized Signer

Execution Page
Warrant Agreement

SCHEDULE “A”
WARRANT CERTIFICATE
Warrants to Purchase Common Shares of
TRIDENT RESOURCES CORP.
This certifies that, for value received, • has acquired and is the registered holder of • [Upper Capped/Lower Capped] warrants (the “Warrants”) of Trident Resources Corp. (the “Corporation”), as issued to such holder in accordance with the provisions of a warrant agreement dated July 8, 2004, among the Corporation, Trident Exploration Corp., TD Capital Mezzanine Partners (QLP) L.P., The Toronto-Dominion Bank, Blackstone Mezzanine Partners L.P. and Blackstone Mezzanine Holdings L.P., as amended from time to time, (the “Warrant Agreement”).
Each Warrant entitles the registered holder thereof (the “Holder”) to acquire one share of the Corporation’s common stock (a share of “TRC Common Stock”) at a. price equal to the Exercise Price Per Warrant, in accordance with the provisions of the Warrant Agreement.
This Warrant Certificate represents Warrants of the Corporation issued or issuable under the provisions of the Warrant Agreement, to which Warrant Agreement reference is hereby made for particulars of the rights of the Holder of the Warrants and the Corporation. The terms and conditions upon which the Warrants are exercised, as set out in the Warrant Agreement, shall be and have the same effect as if the provisions of the Warrant Agreement were herein set forth and the Holder of this Warrant by acceptance hereof consents to such provisions.
Terms used and not defined in this Warrant Certificate have the respective meanings ascribed thereto in the Warrant Agreement.
Each Warrant is exercisable after the Vesting Date and during the Term, subject to the provisions of the Warrant Agreement.
The Holder of any Warrant may exercise the right thereby conferred on such Holder to purchase shares of TRC Common Stock by surrendering to the Corporation at the address for notice to the Corporation set forth in the Warrant Agreement, or at any other address which from time to time is the principal place of business of the Corporation, the Warrant Certificate, with a duly completed and executed Notice of Exercise of Warrant in the form attached hereto as Schedule “I”, together with such other items as are required to be delivered to the Corporation as set forth in the Warrant Agreement, at the times contemplated therein.
Upon the exercise of the Warrants, the number of shares of TRC Common Stock subscribed for shall be deemed to have been issued and the person to whom such shares of TRC Common Stock are to be issued shall be deemed to have become the Holder of record of such shares of TRC Common Stock on the Exercise Date applicable to such exercise.

The Holder shall be entitled to sell, assign or transfer all or any part of the Warrants as permitted in and subject to the provisions of the Warrant Agreement, including, without limitation, obtaining the consent of the Corporation in certain instances, such consent not to be unreasonably withheld and complying with the terms and obligations of the Stockholder Agreement, as applicable in certain circumstances.
The Warrants evidenced by this Certificate may only be transferred on the register to be kept at the principal office of the Corporation, in Calgary, by the Holder or its attorney to be appointed by an instrument in writing in form and execution satisfactory to the Corporation in compliance with such reasonable requirements as the Corporation may prescribe.
The Warrants and the Warrant Agreement shall be governed by, performed, construed and enforced in accordance with the laws of Alberta and shall be treated in all respects as Alberta contracts. Time shall be of the essence hereof and of the Warrant Agreement.
IN WITNESS WHEREOF the Corporation has caused this Warrant Certificate to be signed by its duly authorized officer as of the                      day of                                         , 2004.

TRIDENT RESOURCES CORP.

Per:

Per:

SCHEDULE “1”
NOTICE OF EXERCISE OF WARRANT FORM
(To be executed only upon exercise of Warrants)
TO: Trident Resources Corp.
Capitalized terms referred to but not defined herein have such meanings herein as are given thereto in the Warrant Agreement referred to in the accompanying Warrant Certificate.
The undersigned registered owner of the accompanying Warrant Certificate hereby elects to exercise                                          of the [Upper Capped/Lower Capped] Warrants represented thereby on and subject to the terms and conditions incorporated by reference in the accompanying Warrant Certificate, and agrees to pay to the Corporation the aggregate purchase price of $                    .
The undersigned hereby directs that the Exercise Proceeds acquired by it as a result of such exercise be registered as follows:                    .
Dated:

(Signature of Registered Owner)

(Address)

(Postal Code)

SCHEDULE “B”
FORM OF LEGEND FOR CERTIFICATES REPRESENTING
TRC COMMON STOCK
Each certificate in respect of shares of TRC Common Stock issued pursuant to the terms and conditions of this Agreement will bear a legend substantially as follows:
“Unless permitted under securities legislation, the holder of the securities shall not trade the securities before the date that is four (4) months and a day after the later of: (i) [insert the distribution date], and (ii) the date the issuer became a reporting issuer in any province or territory, and in each case only in accordance with the articles of incorporation, as amended, of the Corporation. The securities represented by this certificate are also subject to the terms of an agreement or agreements in respect of the transferability of such securities and the right to control or direct the disposition thereof, including with respect to requiring the holder to participate in a sale of such securities and requiring the participation of other securities of the same class in a sale by the holder of the securities represented by this certificate. A copy of such agreement or agreements is on file at the Corporation’s head office.”
Sch-1